            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our report dated January 30, 2004 accompanying the consolidated financial statements included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in the Registration Statement of Atlas Pipeline Partners, L.P. on Form S-3 (File No. 333-113523, dated April 5, 2004) and in this Prospectus Supplement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus Supplement and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP



Cleveland, Ohio
July 12, 2004